EXHIBIT 10.1


                          Summary of Performance Grants


The following executive officers of Concurrent Computer Corporation (the "Company") were granted the stated number of performance based restricted shares of Company stock on October 25, 2004 by the Compensation Committee of the Board of Directors:

Employee                                 Shares
--------                                 ------
T. Gary Trimm                            63,047
Warren Neuburger                         29,182
Steven K. Necessary*                     30,803
Steven R. Norton*                        27,020
Kirk L. Somers                           14,771
Gregory S. Wilson                        5,629


     *Individual is no longer  with the Company


The shares granted will vest upon achievement of yearly revenue and net operating income goals set by the Compensation Committee at the time of the grant. If the performance criteria are not met within any one year, they can be made up in the next fiscal year if the sum of the actual results for the two year period exceeds the sum of the performance criteria for that two year period. The performance based restricted shares were granted pursuant to the terms of the Company's 2001 Stock Option Plan filed as Exhibit A to the Company's Proxy Statement dated September 7, 2004. The grants and the specific performance criteria are described in memoranda to the executive officers named above dated October 27, 2004. Messrs. Necessary and Norton forfeited their shares when their employment with the Company ended.


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